Exhibit 5.1

Warner Norcross + Judd LLP
Attorneys at Law
1500 Warner Building
150 Ottawa Avenue, N.W.
Grand Rapids, Michigan 49503

October 28, 2020

Flagstar Bancorp, Inc.

5151 Corporate Drive

Troy, Michigan 48098

Re:   Offering of 4.125% Fixed-to-Floating Rate Subordinated Notes due
         2030 pursuant to Registration Statement on Form S-3
         (File No. 333-225397)

Ladies and Gentlemen:

We are acting as counsel to Flagstar Bancorp, Inc., a Michigan corporation (the "Company"), in connection with an offering by the Company of $150,000,000 aggregate principal amount of the Company's 4.125% Fixed-to-Floating Rate Subordinated Notes due 2030 (the "Notes") under an automatic shelf registration statement on Form S-3 (the "Registration Statement") originally filed with the Securities and Exchange Commission on June 1, 2018 (File No. 333-225397) pursuant to the Securities Act of 1933, as amended (the "Act") and the rules and regulations thereunder (the "Rules"). We are furnishing this opinion at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 12 CFR 229.601(b)(5), in connection with the offering and sale of securities under the Registration Statement.

The Notes will be offered pursuant to an Underwriting Agreement dated October 23, 2020 among the Company, Raymond James & Associates, Inc. and BofA Securities, Inc., as underwriters (the "Underwriting Agreement"), and will be issued under an Indenture, dated October 28, 2020, between the Company and Wilmington Trust, National Association, as Trustee (the "Base Indenture"), as supplemented by a First Supplemental Indenture, dated October 28, 2020 (the "Supplemental Indenture," and together with the Base Indenture, the "Indenture").

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents: (i) the Registration Statement, (ii) the Base Prospectus included in the Registration Statement, (iii) a Prospectus Supplement dated October 23, 2020 and filed by the Company with the Securities and Exchange Commission on October 27, 2020, (iv) an executed copy of the Underwriting Agreement, (v) an executed copy of the Indenture, (vi) a global note evidencing the Notes, (vii) the Second Amended and Restated Articles of Incorporation of the Company, as in effect on the date of this letter, (viii) the Sixth Amended and Restated Bylaws of the Company, as in effect on the date of this letter, (ix) resolutions of the Board of Directors of the Company dated October 20, 2020 and May 22, 2018, and (x) a Certificate executed by the Secretary of the Company dated October 28, 2020.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of such parties.

Based on the foregoing and subject to the assumptions, limitations and qualifications set forth in this letter, we express the following opinions:

1.            The Company has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Michigan.

2.            The Company’s execution and delivery of the Indenture, the Underwriting Agreement, and the Notes have been validly authorized by all necessary corporate action on the part of the Company.

3.            The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture, will be validly issued, fully paid and non-assessable, and binding obligations of the Company.

Our opinions are subject to limitations imposed by the effect of general applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, moratorium and other similar laws and by the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

We express no opinion concerning the contents of the Registration Statement (including the Prospectus and the Prospectus Supplement), other than as to the validity of the Notes.

The opinions expressed above are as of the date of this letter, and we do not assume an obligation to update or supplement those opinions to reflect a fact or circumstance that in the future comes to our attention or a change in law that in the future occurs or becomes effective. This letter is limited to the matters set forth in it, and no opinions are implied or may be inferred beyond those expressly stated above.

We consent to filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K, filed on the date hereof, and its incorporation by reference into the Registration Statement. We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued under it.

Very truly yours,

WARNER NORCROSS + JUDD LLP

By	/s/ Charlie Goode
Charlie Goode, a Partner

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